                                                                    Exhibit 99.1

News Release
------------

Media Contact:             Leon L. Judd
                           (219) 273-7631

Analyst/Investor Contact:  Joseph A. Rainis
                           (219) 273-7158

             NATIONAL STEEL ANNOUNCES SECOND QUARTER 1998 RESULTS

Mishawaka, IN, July 29, 1998--National Steel Corporation (NYSE: NS) today reported net income of $26.5 million for the second quarter of 1998, or $0.61 per diluted common share, compared to $59.5 million, or $1.30 per diluted common share, for the second quarter of 1997. Earnings in both periods were positively impacted by non-recurring items netting to $2.2 million and $17.4 million in the second quarter of 1998 and 1997, respectively, primarily related to the sale of non-core assets. Excluding these items, net income in the second quarter of 1998 totaled $24.3 million, or $0.56 per diluted common share, compared to $42.1 million, or $0.90 per diluted common share, in the second quarter of 1997. Results in the latest quarter were negatively impacted by lower shipping volumes, lower sales prices and higher manufacturing costs per ton produced due to lower production levels partially offset by an improved product and customer mix.

Raw steel production totaled 1.55 million tons in the second quarter of 1998 compared to 1.63 million tons in the same 1997 period. Production and operating costs were negatively affected by the reline of the "A" Blast Furnace at the Great Lakes Division that carried over into April of 1998. Shipments declined ten percent to 1.45 million tons in the second quarter of 1998 compared to the second quarter of 1997 record of 1.61 million tons. Weather conditions adversely affected shipments to the container and construction markets during the quarter. Operating income totaled $26.8 million in the second quarter of 1998 compared to $51.6 million in the second quarter of 1997.

"The second quarter was a very challenging period for National Steel as the combined effects of the blast furnace outage and unseasonable weather negatively impacted our results," said Osamu Sawaragi, National's chairman and chief executive officer. "Operating performance, however, improved steadily each month during the quarter," concluded the chief executive.

Net income for the first six months of 1998 totaled $32.4 million, or $0.75 per diluted common share, compared to $86.2 million, or $1.85 per diluted common share, in the same period of 1997. Excluding the impact from non-recurring items, net income in the first six months of 1998 totaled $30.2 million, or $0.70 per diluted common share, compared to the first half of 1997 total of $68.8 million, or $1.46 per diluted common share. Operating income in the first half of 1998 totaled $28.6 million compared to $88.5 million in the same 1997 period.
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                                    -more-

National Steel anticipates the resumption of regular shipments to General Motors following the settlement of its strike. The Company is closely monitoring increased imports from Asia and Eastern Europe as well as the continued impact of weather on the food container market.

The Company's newest coating line located at the Midwest Steel Division officially started-up in late April and is successfully producing prime product for the construction market. This line has increased National's coated capacity, including tin mill products and the Company's share of joint venture capacity, to approximately 3 million tons. As a result, value-added products accounted for over forty-three percent of total shipments in the most recent quarter compared to forty percent in the second quarter of 1997.

The Company's Board of Directors declared a quarterly common stock dividend of $0.07 per share, payable on September 9, 1998 to shareholders of record as of the close of business on August 21, 1998.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1997 and the Form 10-Q for the quarter ended March 31, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.

The Company's consolidated income statement and condensed balance sheets and cash flows follow:

National Steel Corporation
Statements of Consolidated Income
(In millions, except per share data)


                                                                        Three Months               Six Months
                                                                       Ended June 30,            Ended June 30,
                                                                      1998        1997         1998         1997
                                                                     -------     -------     --------     --------
Net Sales                                                            $ 747.8     $ 824.9     $1,456.3     $1,582.5

Cost of products sold                                                  655.4       700.1      1,292.8      1,353.3
Selling, general and administrative                                     33.5        36.9         71.6         69.4
Depreciation, depletion and amortization                                32.4        37.0         63.5         72.1
Equity income of affiliates                                             (0.3)       (0.7)        (0.2)        (0.8)
                                                                     -------     -------     --------     --------
Income from Operations                                                  26.8        51.6         28.6         88.5

Other (Income) Expense:
Financing costs (net)                                                    2.9         4.7          3.7         12.9
Net gain on disposal of non-core assets                                 (2.7)      (25.4)        (2.7)       (25.4)
                                                                     -------     -------     --------     --------
                                                                         0.2       (20.7)         1.0        (12.5)
Income Before Income Taxes and
  Extraordinary Item                                                    26.6        72.3         27.6        101.0
Income tax provision (credit)                                            0.1         7.4         (4.8)         9.4
                                                                     -------     -------     --------     --------

Income Before Extraordinary Item                                        26.5        64.9         32.4         91.6
Extraordinary item (net of tax)                                          ---        (5.4)         ---         (5.4)
                                                                     -------     -------     --------     --------
Net Income                                                              26.5        59.5         32.4         86.2
Less preferred stock dividends                                           ---         2.7          ---          5.5
                                                                     -------     -------     --------     --------
  Net Income Applicable to Common Stock                              $  26.5     $  56.8     $   32.4     $   80.7
                                                                     =======     =======     ========     ========


Basic Earnings Per Share:
Income Before Extraordinary Item                                     $  0.61     $  1.43     $   0.75     $   1.98
Extraordinary item                                                       ---       (0.12)         ---        (0.12)
                                                                     -------     -------     --------     --------
Net Income Applicable to Common Stock                                   0.61        1.31         0.75         1.86

Weighted Average Shares Outstanding (in thousands)                    43,288      43,288       43,288       43,288

Diluted Earnings Per Share:
Income Before Extraordinary Item                                     $  0.61     $  1.42     $   0.75     $   1.97
Extraordinary item                                                       ---       (0.12)         ---        (0.12)
                                                                     -------     -------     --------     --------
Net Income Applicable to Common Stock                                   0.61        1.30         0.75         1.85

Weighted Average Shares Outstanding (in thousands)                    43,354      43,620       43,340       43,463

  Shipments                                                            1,450       1,605        2,869        3,126
  Raw Steel Production                                                 1,546       1,634        3,119        3,268

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NATIONAL STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

                                  June 30,       December 31,                            June 30,             December 31,
                                    1998             1997                                  1998                   1997
                                ------------     -------------                         ------------         ---------------

Assets                                                                Liabilities and
                                                                       Stockholders'
                                                                          Equity
Cash and cash equivalents            $  229.2         $  312.6     Current liabilities     $  575.8                $  637.4
Investments                              10.0             25.0
Receivables - net                       270.4            284.3     Long term debt             300.0                   311.0
                                                                   Other long term
Inventories                             433.6            374.2       liabilities              673.0                   668.0
Deferred tax assets                       8.6              8.6
                                     --------         --------                              -------                --------
  Total current assets                  951.8          1,004.7     Total liabilities        1,548.8                 1,616.4

Property, plant and
  equipment - net                     1,227.3          1,229.0     Stockholders' equity       863.3                   837.0
                                                                                            -------                --------
Other assets                            233.0            219.8
                                     --------         --------     Total Liabilities
 Total Assets                        $2,412.1         $2,453.4       and Equity            $2,412.1                $2,453.4
                                     ========         ========                             ========                ========


CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (Unaudited)
(In millions)
                                                                                  Six Months Ended June 30,
                                                                                  1998                 1997
                                                                                  ----                 ----
                                  Cash provided (used) by
                                    operating activities:                        $ (4.7)              $267.7

                                  Investing Activities:
                                  Purchases of property, plant
                                    and equipment (net)                           (63.3)               (71.9)
                                  Proceeds from the sale
                                    of non-core assets                              3.3                312.3
                                                                                 ------               ------
                                                                                  (60.0)               240.4
                                                                                 ------               ------
                                  Financing Activities:
                                  Repayment of debt                               (19.8)              (173.0)
                                  Borrowings                                        7.2                 ----
                                  Preferred stock dividends                        ----                 (2.0)
                                  Common stock dividends                           (6.1)                ----
                                  Other                                            ----                (15.2)
                                                                                 ------               ------
                                                                                  (18.7)              (190.2)
                                                                                 ------               ------
                                  Increase (Decrease) in Cash
                                    and Cash Equivalents                          (83.4)               317.9

                                  Cash and cash equivalents at
                                    the beginning of the period                   312.6                109.0
                                                                                 ------               ------
                                  Cash and cash equivalents at
                                    the end of the period                        $229.2               $426.9
                                                                                 ======               ======